        As filed with the Securities and Exchange Commission on November 2, 2000
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                ---------------

                                   FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                         SPINNAKER EXPLORATION COMPANY
             (Exact name of registrant as specified in its charter)

           DELAWARE                                     76-0560101
  (State or other jurisdiction                       (I.R.S. Employer
of incorporation of organization)                   Identification No.)

                          1200 SMITH STREET, SUITE 800
                              HOUSTON, TEXAS 77002
                                 (713) 759-1770
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               JAMES M. ALEXANDER
             VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                         SPINNAKER EXPLORATION COMPANY
                          1200 SMITH STREET, SUITE 800
                              HOUSTON, TEXAS 77002
                                 (713) 759-1770
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:
   SCOTT N. WULFE                                         WALTER J. SMITH
VINSON & ELKINS L.L.P.                                  BAKER BOTTS L.L.P.
2300 FIRST CITY TOWER                                  3000 ONE SHELL PLAZA
    1001 FANNIN                                            910 LOUISIANA
HOUSTON, TEXAS 77002                                   HOUSTON, TEXAS 77002
  (713) 758-2222                                         (713) 229-1234

  Approximate date of commencement of proposed sale to the public: After the effective date of the registration statement as determined by market conditions and other factors.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X}

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF         AMOUNT        PROPOSED MAXIMUM     PROPOSED MAXIMUM
   SECURITIES TO BE             TO BE          OFFERING PRICE         AGGREGATE           AMOUNT OF
     REGISTERED               REGISTERED        PER SHARE (1)     OFFERING PRICE (1)   REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share             5,388,743 shares      $31.00            $167,051,033            $44,102
========================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales price reported by the New York Stock Exchange on October 31, 2000.

                                ---------------
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------

********************************************************************************
* The information in this prospectus is not complete and may be changed.       *
* Securities may not be sold pursuant to this prospectus until the registration*
* statement filed with the Securities and Exchange Commission is effective.    *
* This prospectus is not an offer to sell these securities and is not          *
* soliciting an offer to buy these securities in any state where the offer or  *
* sale is not permitted.                                                       *
********************************************************************************

                 SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2000


PROSPECTUS


                                5,388,743 SHARES



                         SPINNAKER EXPLORATION COMPANY

                                  Common Stock

                                ---------------

     This prospectus relates to the offer and sale from time to time of up to 5,388,743 shares of our common stock for the account of the selling stockholder identified on page 13 of this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholder. Our common stock is listed for trading on the New York Stock Exchange under the symbol "SKE." On November 1, 2000, the last reported sales price for our common stock was $32.69 per share.

     Investing in our common stock involves risks. See "Risk Factors" on page 2.

                                ---------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ---------------

                The date of this prospectus is __________, 2000

                               TABLE OF CONTENTS

ABOUT SPINNAKER EXPLORATION COMPANY.....................................   2
RISK FACTORS............................................................   2
FORWARD-LOOKING STATEMENTS..............................................  11
USE OF PROCEEDS.........................................................  12
DESCRIPTION OF CAPITAL STOCK............................................  12
SELLING STOCKHOLDER.....................................................  13
PLAN OF DISTRIBUTION....................................................  14
VALIDITY OF SECURITIES..................................................  16
EXPERTS.................................................................  16
WHERE YOU CAN FIND MORE INFORMATION.....................................  16

                                ---------------

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover page.

        In this prospectus, references to "Spinnaker," "the Company," "we," "us" and "our" mean Spinnaker Exploration Company.

                      ABOUT SPINNAKER EXPLORATION COMPANY

  Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of natural gas and oil in the U.S. Gulf of Mexico. We have license rights to approximately 8,900 blocks of mostly contiguous, recent vintage 3-D seismic data in the Gulf of Mexico, including approximately 5,750 blocks from our 3-D seismic data agreement with Petroleum Geo-Services ASA. This database covers an area of approximately 35 million acres, which we believe is one of the largest recent vintage 3-D seismic databases of any independent exploration and production company in the Gulf of Mexico. We consider recent vintage 3-D seismic data to be data generated since 1990. We have approximately 200 leasehold interests located in Texas state and federal waters covering approximately 720,000 gross and 345,000 net acres. We believe our regional 3-D seismic approach allows us to create and maintain a large inventory of high-quality prospects and provides us the opportunity to enhance our exploration success and efficiently deploy our capital resources. We also believe our license rights to large quantities of high-quality seismic data and our management and technical staff are important factors for our current and future success.

  Our Chief Executive Officer, Petroleum Geo-Services and Warburg, Pincus Ventures, L.P. formed Spinnaker in December 1996. Petroleum Geo-Services, a leader in acquiring 3-D seismic data, received most of its equity ownership in Spinnaker in exchange for providing us with access to its inventory of 3-D seismic data covering a substantial portion of the natural gas and oil producing area of the Gulf of Mexico. We plan to continue to grow our inventory of 3-D seismic data through our agreement with Petroleum Geo-Services and through acquisitions from other seismic data vendors.

  Our executive offices are located at 1200 Smith Street, Suite 800, Houston, Texas 77002, and our telephone number is (713) 759-1770.

                                  RISK FACTORS

  Investing in our common stock will provide you with an equity ownership in Spinnaker. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY AND HAVE INCURRED LOSSES FROM OPERATIONS AND NET LOSSES IN RECENT YEARS, OUR FUTURE OPERATING RESULTS ARE DIFFICULT TO FORECAST. OUR FAILURE TO ACHIEVE OR SUSTAIN PROFITABILITY IN THE FUTURE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

  We were formed in December 1996 and, as a result, we have a limited operating history. Our limited operating history and the unpredictable results of our exploration and development strategy make it difficult to forecast our operating results. In considering whether to invest in our common stock, you should consider the limited historical financial and operating information available on which to base your evaluation of our performance. In addition, because we have a limited operating history and fewer financial resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and in developing natural gas and oil properties.

  We have incurred losses from operations and net losses in recent years. We incurred net losses of $328,000 in 1996, $2.2 million in 1997, $6.9 million in 1998 and $1.3 million in 1999. Our development of and participation in an increasingly larger number of prospects has required and will continue to require substantial capital expenditures. We cannot assure you that we will achieve or sustain profitability or positive cash flows from operating activities in the future. Our failure to achieve or sustain profitability in the future could adversely affect the market price of our common stock.

EXPLORATION IS A HIGH-RISK ACTIVITY, AND THE 3-D SEISMIC DATA AND OTHER ADVANCED TECHNOLOGIES WE USE CANNOT ELIMINATE EXPLORATION RISK AND REQUIRE EXPERIENCED TECHNICAL PERSONNEL WHOM WE MAY BE UNABLE TO ATTRACT OR RETAIN.

  Our future success will depend on the success of our exploratory drilling program. Exploration activities involve numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. In addition, we often are uncertain as to the future cost or timing of drilling, completing and producing wells. Furthermore, our drilling operations may be curtailed, delayed or canceled as a result of the additional exploration time and expense associated with a variety of factors, including:

 .  unexpected drilling conditions;

 .  pressure or irregularities in formations;

 .  equipment failures or accidents;

 .  adverse weather conditions;

 .  compliance with governmental requirements; and

 .  shortages or delays in the availability of drilling rigs or equipment.

  Even when used and properly interpreted, 3-D seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible. We could incur losses as a result of these expenditures. Poor results from our exploration activities could affect our future cash flows and results of operations materially and adversely.

  Our exploratory drilling success will depend, in part, on our ability to attract and retain experienced explorationists and other professional personnel. Competition for explorationists and engineers with experience in the Gulf of Mexico is extremely intense. If we cannot retain our current personnel or attract additional experienced personnel, our ability to compete in the Gulf of Mexico could be adversely affected.

IF PETROLEUM GEO-SERVICES TERMINATES OUR DATA AGREEMENT, OUR ABILITY TO FIND ADDITIONAL RESERVES COULD BE MATERIALLY IMPAIRED. IF PETROLEUM GEO-SERVICES DOES NOT RESUME 3-D SEISMIC DATA ACQUISITION IN THE GULF OF MEXICO DURING THE REMAINING TERM OF OUR AGREEMENT, WE MAY INCUR ADDITIONAL COSTS TO ACQUIRE DATA FROM OTHER VENDORS, WHICH COSTS COULD BE MATERIAL.

  Our success depends heavily on our access to 3-D seismic data, and our primary source for 3-D seismic data is our data agreement with Petroleum Geo-Services. If Petroleum Geo-Services terminates our agreement, we would lose access to a large portion of our 3-D seismic data which loss could have a material adverse effect on our ability to find additional reserves.

  Petroleum Geo-Services may terminate our data agreement on several grounds, including if a Petroleum Geo-Services competitor acquires control of us or we breach the agreement subject to specified exceptions.

  We have license rights under our Petroleum Geo-Services data agreement to approximately 5,750 blocks of 3-D seismic data in the Gulf of Mexico. Our agreement does not require Petroleum Geo-Services to acquire or process any further data. At this time, Petroleum Geo-Services has elected to cease 3-D seismic data acquisitions in the Gulf of Mexico. We cannot assure you that Petroleum Geo-Services will resume 3-D seismic data acquisitions in the Gulf of Mexico during the remaining term of our agreement. If Petroleum Geo-Services does not resume 3-D seismic data acquisition in the Gulf of Mexico during the remaining term of our agreement, we may incur additional costs to acquire data from other vendors, which costs could be material. Even if Petroleum Geo-Services elects to resume 3-D seismic data acquisitions in the Gulf of Mexico, it again could elect to cease 3-D seismic data acquisitions as a result of a change of control of Petroleum Geo-Services or changes in Petroleum Geo-Services' competitive, financial or technological status.

  Petroleum Geo-Services also could significantly increase the acquisition or processing of data in the Gulf of Mexico that it is not required to share with us. For example, Petroleum Geo-Services could focus on acquiring and processing data on an exclusive contractual basis and not for sale to multiple customers. In addition, if Petroleum Geo-Services were to engage new marketing vendors who would not agree to the terms of our agreement with Petroleum Geo-Services, then we would not have access to the data marketed through those vendors. Petroleum Geo-Services also could elect to acquire or process other seismic data, including future generations of seismic data, to which we are not entitled or for which our rights are limited. Our right to enhanced data also could be adversely affected if Petroleum Geo-Services were to elect to sell the right to enhance and market its data without retaining a material royalty or similar interest.

NATURAL GAS AND OIL PRICES FLUCTUATE WIDELY, AND LOW PRICES COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

  Our revenues, profitability and future growth depend substantially on prevailing prices for natural gas and oil. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we can borrow under our credit facility is subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of natural gas and oil that we can economically produce.

  Prices for natural gas and oil fluctuate widely. For example, natural gas and oil prices declined significantly in 1998 and, for an extended period of time, remained substantially below prices obtained in previous years. Among the factors that can cause this fluctuation are:

 .  the level of consumer product demand;

 .  weather conditions;

 .  domestic and foreign governmental regulations;

 .  the price and availability of alternative fuels;

 .  political conditions in natural gas and oil producing regions;

 .  the domestic and foreign supply of natural gas and oil;

 .  the price of foreign imports; and

 .  overall economic conditions.

RESERVE ESTIMATES DEPEND ON MANY ASSUMPTIONS THAT MAY TURN OUT TO BE INACCURATE. ANY MATERIAL INACCURACIES IN THESE RESERVE ESTIMATES OR UNDERLYING ASSUMPTIONS WILL MATERIALLY AFFECT THE QUANTITIES AND NET PRESENT VALUE OF OUR RESERVES.

  The process of estimating natural gas and oil reserves is complex. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors.

Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and net present value of reserves shown in this prospectus.

  In order to prepare these estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also requires economic assumptions such as natural gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of natural gas and oil reserves are inherently imprecise.

  Actual future production, natural gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and oil reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves shown in this prospectus. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing natural gas and oil prices and other factors, many of which are beyond our control. At June 30, 2000, 74 percent of our proved reserves were either proved undeveloped or proved non-producing. Moreover, the producing wells included in our reserve report had produced for a relatively short period of time as of June 30, 2000. Because most of our reserve estimates are not based on a lengthy production history and are calculated using volumetric analysis, these estimates are less reliable than estimates based on a lengthy production history.

  You should not assume that the present value of future net cash flows from our proved reserves included or incorporated by reference in this prospectus is the current market value of our estimated natural gas and oil reserves. In accordance with Securities and Exchange Commission requirements, we base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the net present value estimate.

A SIGNIFICANT PART OF THE VALUE OF OUR PRODUCTION AND RESERVES IS CONCENTRATED IN A SMALL NUMBER OF OFFSHORE PROPERTIES. BECAUSE OF THIS CONCENTRATION, ANY PRODUCTION PROBLEMS OR INACCURACIES IN RESERVE ESTIMATES RELATED TO THOSE PROPERTIES ARE MORE LIKELY TO ADVERSELY IMPACT OUR BUSINESS.

  During the first nine months of 2000, over 64 percent of our daily production came from four of our properties in the Gulf of Mexico. If mechanical problems, storms or other events curtailed a substantial portion of this production, our cash flow would be adversely affected. In addition, at June 30, 2000, our proved reserves were located on 25 discoveries in the Gulf of Mexico, with approximately 51 percent of our proved reserves attributable to four of these discoveries. If the actual reserves associated with any one of these four discoveries are less than our estimated reserves, our results of operations and financial condition could be adversely affected.

WE ARE VULNERABLE TO OPERATIONAL, REGULATORY AND OTHER RISKS ASSOCIATED WITH THE GULF OF MEXICO BECAUSE WE CURRENTLY EXPLORE AND PRODUCE EXCLUSIVELY IN THAT AREA.

  Our operations and revenues are impacted acutely by conditions in the Gulf of Mexico because we currently explore and produce exclusively in that area. This concentration of activity makes us more vulnerable than many of our competitors to the risks associated with the Gulf of Mexico, including delays and increased costs relating to:

 .  adverse weather conditions;

 .  drilling rig and other oilfield services; and

 .  compliance with environmental and other laws and regulations.

Recently, higher prices for natural gas and oil have led to greater demand for drilling rig and other oilfield services. As a result, we have experienced increasing costs and reduced availability of these services.

RELATIVELY SHORT PRODUCTION PERIODS FOR GULF OF MEXICO PROPERTIES SUBJECT US TO HIGHER RESERVE REPLACEMENT NEEDS, REQUIRE SIGNIFICANT CAPITAL EXPENDITURES TO REPLACE PRODUCTION AND MAY IMPAIR OUR ABILITY TO REDUCE PRODUCTION DURING PERIODS OF LOW NATURAL GAS AND OIL PRICES.

  Production of reserves from reservoirs in the Gulf of Mexico generally declines more rapidly than from reservoirs in many other producing regions of the world. This results in recovery of a relatively higher percentage of reserves from properties in the Gulf of Mexico during the initial few years of production. As a result, our reserve replacement needs from new prospects are greater and require us to incur significant capital expenditures to replace production.

  Also, our revenues and return on capital will depend significantly on prices prevailing during these relatively short production periods. Our potential need to generate revenues to fund ongoing capital commitments or reduce indebtedness may limit our ability to slow or shut-in production from producing wells during periods of low prices for natural gas and oil.

THE FAILURE TO REPLACE OUR RESERVES WOULD ADVERSELY AFFECT OUR PRODUCTION AND CASH FLOWS.

  Our future natural gas and oil production depends on our success in finding or acquiring additional reserves. If we fail to replace reserves, our level of production and cash flows would be adversely impacted. In general, production from natural gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our total proved reserves decline as reserves are produced unless we conduct other successful exploration and development activities or acquire properties containing proved reserves, or both. Our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired to the extent cash flow from operations is reduced and external sources of capital become limited or unavailable. We may not be successful in exploring for, developing or acquiring additional reserves. If we are not successful, our future production and revenues will be adversely affected.

HEDGING OUR PRODUCTION HAS LIMITED AND MAY CONTINUE TO LIMIT OUR POTENTIAL GAINS FROM INCREASES IN COMMODITY PRICES OR RESULT IN LOSSES.

  To reduce our exposure to fluctuations in the prices of natural gas and oil, we enter into hedging arrangements with respect to a portion of our expected production. Hedging arrangements expose us to risks in some circumstances, including the following:

 .  production is less than expected;

 .  the other party to the hedging contract defaults on its contract obligations;
   or

 . there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

  These hedging arrangements have limited and may continue to limit the benefit we could receive from increases in the prices for natural gas and oil. The fair market value of our hedges on September 30, 2000 was a liability of approximately $21.6 million. The estimated intrinsic value of our open collar arrangements as of September 30, 2000 was equal to an unrealized loss of approximately $8.7 million for the last three months of 2000 and an unrealized loss of approximately $8.4 million in 2001 using NYMEX natural gas and oil prices as of September 29, 2000. However, if we choose not to engage in hedging arrangements in the future, we may be more adversely affected by changes in natural gas and oil prices than our competitors who engage in hedging arrangements.

THE NATURAL GAS AND OIL BUSINESS INVOLVES MANY OPERATING RISKS THAT CAN CAUSE SUBSTANTIAL LOSSES.

  The natural gas and oil business involves a variety of operating risks, including:

 .  fires;

 .  explosions;

 .  blow-outs and surface cratering;

 .  uncontrollable flows of underground natural gas, oil and formation water;

 .  natural disasters;

 .  pipe or cement failures;

 .  casing collapses;

 .  embedded oilfield drilling and service tools;

 .  abnormally pressured formations; and

 . environmental hazards such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

  If any of these events occur, we could incur substantial losses as a result of:

 .  injury or loss of life;

 . severe damage to and destruction of property, natural resources and equipment;

 .  pollution and other environmental damage;

 .  clean-up responsibilities;

 .  regulatory investigation and penalties;

 .  suspension of our operations; and

 .  repairs to resume operations.

  If we experience any of these problems, it could affect well bores, platforms, gathering systems and processing facilities, which could adversely affect our ability to conduct operations.

  Offshore operations are also subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for exploration, development or leasehold acquisitions, or result in loss of equipment and properties.

  We do not carry business interruption insurance. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect our operations.

EXPLORATION FOR NATURAL GAS AND OIL IN THE DEEP WATERS OF THE GULF OF MEXICO INVOLVES GREATER OPERATIONAL AND FINANCIAL RISKS THAN EXPLORATION IN SHALLOWER WATERS, AND OUR EXPANSION INTO THE DEEP WATER COULD RESULT IN SUBSTANTIAL LOSSES.

  As part of our strategy, we explore for natural gas and oil in the deep waters of the Gulf of Mexico where operations are more difficult and costly than in shallower waters. Our deep water drilling and operations require the application of recently developed technologies that involve a higher risk of mechanical failure. We have experienced and will continue to experience significantly higher drilling costs for our deep water prospects. Furthermore, the deep waters of the Gulf of Mexico lack the physical and oilfield service infrastructure present in the shallower waters of the Gulf of Mexico. As a result, deep water operations may require a significant amount of time between a discovery and the time that we can market the natural gas or oil, increasing both the financial and operational risk involved with these operations.

WE CANNOT CONTROL THE ACTIVITIES ON PROPERTIES WE DO NOT OPERATE.

  Other companies operate some of the properties in which we have an interest. As a result, we have a limited ability to exercise influence over operations for these properties or their associated costs. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities. The success and timing of our drilling and development activities on properties operated by others therefore depend on a number of factors that are outside of our control, including:

 .  timing and amount of capital expenditures;

 .  the operator's expertise and financial resources;

 .  approval of other participants in drilling wells; and

 .  selection of technology.

OUR SUCCESS DEPENDS ON OUR CHIEF EXECUTIVE OFFICER AND OTHER KEY PERSONNEL, THE LOSS OF WHOM COULD DISRUPT OUR BUSINESS OPERATIONS.

  We depend to a large extent on the efforts and continued employment of our President and Chief Executive Officer, Roger L. Jarvis, and other key personnel. If Mr. Jarvis or these other key personnel resign or become unable to continue in their present role and if they are not adequately replaced, our business operations could be adversely affected.

WE MAY HAVE DIFFICULTY FINANCING OUR PLANNED GROWTH.

  We have experienced and expect to continue to experience substantial capital expenditure and working capital needs, particularly as a result of our drilling program. In the future, we may require additional financing, in addition to cash generated from our operations, to fund our planned growth. We cannot be certain that additional financing will be available to us on acceptable terms or at all. In the event additional capital resources are unavailable, we may curtail our drilling, development and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

COMPETITION IN OUR INDUSTRY IS INTENSE, AND WE ARE SMALLER AND HAVE A MORE LIMITED OPERATING HISTORY THAN MOST OF OUR COMPETITORS IN THE GULF OF MEXICO.

  We compete with major and independent natural gas and oil companies for property acquisitions. We also compete for the equipment and labor required to operate and develop properties. Most of our competitors have substantially greater financial and other resources than us. As a result, in the deep water where exploration is more expensive, our competitors may be better able to withstand sustained periods of unsuccessful drilling. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, most of our competitors have been operating in the Gulf of Mexico for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

OUR COMPETITORS MAY USE SUPERIOR TECHNOLOGY WHICH WE MAY BE UNABLE TO AFFORD OR WHICH WOULD REQUIRE COSTLY INVESTMENT BY US IN ORDER TO COMPETE.

  Our industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As our competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, our competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. One or more of the technologies that we currently use or that we may implement in the future may become obsolete, and we may be adversely affected. For example, marine seismic acquisition technology has been characterized by rapid technological advancements in recent years and further significant technological developments could substantially impair our 3-D seismic data's value.

A SMALL NUMBER OF CUSTOMERS PURCHASE ALL OF OUR NATURAL GAS PRODUCTION. AS A RESULT, IF THESE CUSTOMERS DEFAULT ON THEIR PAYMENT OBLIGATIONS, OUR NEAR-TERM EARNINGS AND CASH FLOWS WOULD BE ADVERSELY AFFECTED.

  As of November 1, 2000, two customers purchase all of our natural gas production at current market prices. The terms of our arrangements require our customers to pay us within 60 days after we deliver our production. As a result, if our customers were to default on their payment obligations to us, our near-term earnings and cash flows would be adversely affected.

WE ARE SUBJECT TO COMPLEX LAWS AND REGULATIONS, INCLUDING ENVIRONMENTAL REGULATIONS, THAT CAN ADVERSELY AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

  Exploration for and development, production and sale of natural gas and oil in the U.S. and especially in the Gulf of Mexico are subject to extensive federal, state and local laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

 .  discharge permits for drilling operations;

 .  drilling bonds;

 .  reports concerning operations; and

 .  taxation.

  Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We do not believe that full insurance coverage for all potential environmental damages is available at a reasonable cost. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. For example, Congress or the Minerals Management Service could decide to limit exploratory drilling or natural gas production in some areas of the Gulf of Mexico. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our financial condition and results of operations.

PETROLEUM GEO-SERVICES, WARBURG, PINCUS VENTURES AND OUR MANAGEMENT OWN A SIGNIFICANT AMOUNT OF COMMON STOCK, GIVING THEM INFLUENCE OR CONTROL IN CORPORATE TRANSACTIONS AND OTHER MATTERS, AND THE INTERESTS OF WARBURG, PINCUS VENTURES OR PETROLEUM GEO-SERVICES COULD DIFFER FROM THOSE OF OTHER STOCKHOLDERS.

  Prior to the sale of any shares of common stock by Petroleum Geo-Services in connection with this prospectus, Warburg, Pincus Ventures, Petroleum Geo-Services, and our executive officers beneficially own approximately 51 percent of our outstanding shares of common stock. After the sale of all of the shares of common stock held by Petroleum Geo-Services in connection with this prospectus, Warburg, Pincus Ventures and our executive officers will beneficially own approximately 32 percent of our outstanding shares of common stock. As a result, these stockholders are in a position to significantly influence or control the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of an amendment to our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. In addition, representatives of Petroleum Geo-Services and Warburg, Pincus Ventures currently constitute a majority of our board of directors. Their control of Spinnaker may delay or prevent a change of control of Spinnaker and may adversely affect the voting and other rights of other stockholders.

  Furthermore, conflicts of interest could arise in the future between Spinnaker, on the one hand, and Warburg, Pincus Ventures or Petroleum Geo-Services, on the other hand, concerning, among other things, potential competitive business activities or business opportunities. Except for the limited restrictions placed on Petroleum Geo-Services in our data agreement with Petroleum Geo-Services, neither Warburg, Pincus Ventures nor Petroleum Geo-Services are restricted from competitive natural gas and oil exploration and production activities or investments. Warburg, Pincus Ventures currently has significant equity interests in other public and private natural gas and oil companies. The interests of Warburg, Pincus Ventures or Petroleum Geo-Services could differ from those of our other stockholders.

SUBSTANTIALLY ALL OF OUR OUTSTANDING SHARES MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

  The market price of our common stock could drop due to sales of a large number of shares of our common stock in the market or the perception that such sales could occur. This could make it more difficult to raise funds through future offerings of common stock.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS THAT COULD DISCOURAGE AN ACQUISITION OR CHANGE OF CONTROL OF SPINNAKER.

  Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us, even if that change of control might be beneficial to stockholders. In addition, provisions of the certificate of incorporation and bylaws, such as no stockholder action by written consent and limitations on stockholder proposals at meetings of stockholders, could also make it more difficult for a third party to acquire control of us. Please read "Description of Capital Stock" for additional details concerning the provisions of our certificate of incorporation and bylaws.

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus, including information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements speak only as of the date made. The forward-looking statements may be identified by the use of the words "believe," "expect," "anticipate," "will," "contemplate," "would" and similar expressions that contemplate future events. These future events include the following matters:

 .  financial position;

 .  business strategy;

 .  budgets;

 .  amount, nature and timing of capital expenditures;

 .  drilling of wells;

 .  natural gas and oil reserves;

 .  timing and amount of future production of natural gas and oil;

 .  operating costs and other expenses;

 .  cash flow and anticipated liquidity;

 .  prospect development and property acquisitions; and

 .  marketing of natural gas and oil.

  Numerous important factors, risks and uncertainties may affect our operating results, including:

 .  the risks associated with exploration;

 .  our ability to find, acquire, market, develop and produce new properties;

 .  natural gas and oil price volatility;

 . uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures;

 .  operating hazards attendant to the natural gas and oil business;

 . downhole drilling and completion risks that are generally not recoverable from third parties or insurance;

 .  potential mechanical failure or under-performance of significant wells;

 .  climatic conditions;

 .  availability and cost of material and equipment;

 .  delays in anticipated start-up dates;

 .  actions or inactions of third-party operators of our properties;

 .  our ability to find and retain skilled personnel;

 .  availability of capital;

 .  the strength and financial resources of our competitors;

 .  regulatory developments;

 .  environmental risks; and

 .  general economic conditions.

  Any of the factors listed above and other factors contained in this prospectus or in our periodic reports filed with the Securities and Exchange Commission and incorporated by reference in this prospectus could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. You should pay particular attention to the cautionary statements described under "Risk Factors."

                                USE OF PROCEEDS

     Spinnaker will not receive any proceeds from the sale of the shares of common stock by the selling stockholder.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of November 1, 2000, we had outstanding 26,272,906 shares of common stock and no shares of preferred stock.

COMMON STOCK

     Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share of common stock has one vote on all matters voted on by our stockholders, including the election of our directors. No share of common stock affords any cumulative voting or preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

     Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

     At the direction of our board, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of the common stock:

 .  adopt resolutions to issue preferred stock in one or more classes or series;

 . fix or change the number of shares constituting any class or series of preferred stock; and

 . establish or change the rights of the holders of any class or series of preferred stock.

  The rights any class or series of preferred stock may include:

 .  general or special voting rights;

 .  preferential liquidation or preemptive rights;

 .  preferential cumulative or noncumulative dividend rights;

 .  redemption or put rights; and

 .  conversion or exchange rights.

  We may issue shares of or rights to purchase preferred stock, the terms of which might:

 . adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

 .  discourage an unsolicited proposal to acquire us; or

 .  facilitate a particular business combination involving us.

  Any of these actions could discourage a transaction that some or a majority of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over its then market price.

REGISTRATION RIGHTS

     We, Petroleum Geo-Services, Warburg, Pincus Ventures and some of our other stockholders are parties to a registration rights agreement. That agreement grants Petroleum Geo-Services and Warburg, Pincus Ventures the right to require us to file a registration statement covering all or part of their shares of common stock at our expense under some circumstances, subject to the following restrictions:

 . we are not required to register the shares if Petroleum Geo-Services or Warburg, Pincus Ventures proposes to sell them at an aggregate price to the public of less than $20.0 million;

 . we are not required to effect more than one requested registration for an underwritten offering in any six-month period; and

 . we generally are not required to effect more than two requested registrations for underwritten offerings and more than one requested registration covering the resale of securities for either Petroleum Geo-Services or Warburg, Pincus Ventures unless we are then eligible to register the requested sale on Form S-3.

  Some of our stockholders also have rights to include their shares at our expense, under some circumstances, in a registration statement filed by us for purposes of a public offering. An underwriter participating in these offerings may limit the number of shares offered, and the number will be allocated first to us, then to participating stockholders on a pro rata basis.

                              SELLING STOCKHOLDER

     On October 25, 2000, we received written notice of a demand by Petroleum Geo-Services, the selling stockholder, requesting us to register under the registration rights agreement described under "Description of Capital Stock - Registration Rights" all shares of our common stock held by Petroleum Geo-Services. As of November 1, 2000, Petroleum Geo-Services owned an aggregate of 5,388,743 shares of our common stock, which represents approximately 21% of our outstanding common stock.

     Petroleum Geo-Services is obligated to bear all expenses incurred with the registration of the shares of our common stock held by Petroleum Geo-Services; provided that we are obligated to pay any internal expenses we incur in connection with this registration, such as the salaries of our officers and directors.

                              PLAN OF DISTRIBUTION

     Shares may be sold or distributed from time to time by Petroleum Geo-Services and, to the extent permitted by our registration rights agreement with Petroleum Geo-Services, by its donees or transferees and its other successors in interest. Petroleum Geo-Services may sell its shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Petroleum Geo-Services may accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

     Petroleum Geo-Services may offer their shares at various times in one or more of the following transactions:

     . in underwritten transactions;

     . in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

     . in transactions involving cross or block trades or otherwise on the New
       York Stock Exchange;

     . in transactions "at the market" to or through market makers in our common stock or into an existing market for the common stock;

     . in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

     . through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

     . in privately negotiated transactions;

     . in transactions to cover short sales; or

     . in a combination of any of the foregoing transactions.

Petroleum Geo-Services also may sell their shares in accordance with Rule 144 under the Securities Act of 1933.

     From time to time, Petroleum Geo-Services may pledge or grant a security interest in some or all of the shares owned by them. If Petroleum Geo-Services defaults in performance of its secured obligations, the pledged or secured parties may offer and sell the shares from time to time by this prospectus. Petroleum Geo-Services also may transfer and donate shares in other circumstances. The number of shares beneficially owned by Petroleum Geo-Services will decrease as and when it transfers or donates its shares or defaults in performing obligations secured by its shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

     Petroleum Geo-Services may sell short the common stock. Petroleum Geo-Services may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

     Petroleum Geo-Services may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with Petroleum Geo-Services, including positions assumed in connection with distributions of the shares by such broker-dealers. Petroleum Geo-Services also may enter into option or other transactions with broker-dealers that involve the delivery of shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, Petroleum Geo-Services may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by Petroleum Geo-Services of the secured obligation, may sell or otherwise transfer the pledged shares.

     Petroleum Geo-Services may use brokers, dealers, underwriters or agents to sell its shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholder or the purchasers of the shares of whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. Petroleum Geo-Services and any agents or broker-dealers that participate with Petroleum Geo-Services in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Neither we nor Petroleum Geo-Services can presently estimate the amount of such compensation.

     If Petroleum Geo-Services sells shares in an underwritten offering, the underwriters may include Credit Suisse First Boston Corporation and/or others. The underwriters may acquire the shares for their own account and resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in the supplement if they purchase any of the shares.

     We have informed Petroleum Geo-Services that during such time as it may be engaged in a distribution of the shares, it is required to comply with Regulation M under the Securities Exchange Act of 1934. With exceptions, Regulation M prohibits Petroleum Geo-Services, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

     We have informed Petroleum Geo-Services that it is legally required to deliver copies of this prospectus in connection with any sale of securities registered hereunder in accordance with applicable prospectus delivery requirements.

     Under our registration rights agreement with Petroleum Geo-Services, Petroleum Geo-Services is required to bear the expenses relating to this offering, excluding any internal expenses incurred by Spinnaker for our officers and employees performing duties in connection with this offering.

     We have agreed to indemnity Petroleum Geo-Services and their respective controlling persons against certain liabilities, including certain liabilities under the Securities Act of 1933. We will not receive any of the proceeds from the sale by Petroleum Geo-Services of the shares offered by this prospectus.

     This offering by Petroleum Geo-Services will terminate on the date specified in our registration rights agreement with Petroleum Geo-Services, or, if earlier, on the date on which Petroleum Geo-Services has sold all of its shares.

     In order to comply with certain state securities laws, if applicable, the shares offered by this document will not be sold in a particular state unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with, and, if so required, will only be sold in that state through registered or licensed brokers or dealers.

     The shares of common stock originally issued by Spinnaker to Petroleum Geo-Services bear legends as to their restricted transferability. Upon the effectiveness of the registration statement of which this prospectus is a part, and the transfer by Petroleum Geo-Services of any of the shares pursuant thereto, new certificates representing those shares will be issued to the transferee, free of any such legends unless otherwise required by law.

                             VALIDITY OF SECURITIES

     The validity of the shares offered by this prospectus has been passed upon for Spinnaker by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

     The audited consolidated financial statements included in Spinnaker Exploration Company's Form 10-K for the year ended December 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The estimated reserve evaluations and related calculations of Ryder Scott Company, L.P., independent petroleum engineering consultants, included or incorporated by reference in this registration statement have been included in reliance on the authority of said firm as experts in petroleum engineering.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement we file with the Securities and Exchange Commission. This prospectus does not contain all of the information contained in the registration statement and all of the exhibits and schedules thereto. For further information about Spinnaker Exploration Company, please see the complete registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any document we file at the following Securities and Exchange Commission public reference rooms:

     450 Fifth Street, N.W.           Seven World Trade Center             Citicorp Center
         Judiciary Plaza                     Suite 1300                500 West Madison Street
            Room 1024                    New York, NY  10048                 Suite 1400
     Washington, D.C. 20549                                              Chicago, IL  60661

     You may also inspect and copy our Securities and Exchange Commission filings, the complete registration statement and other information at the offices of the New York Stock Exchange located at 20 Broad Street, 16th Floor, New York, New York 10005.

     You may obtain information on the operation of the public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330.

     We file information electronically with the Securities and Exchange Commission. Our Securities and Exchange Commission filings also are available from the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities described in this prospectus are sold:

     . The description of our common stock contained in our Registration
       Statement on Form 8-A, as filed with the Securities and Exchange Commission on July 24, 2000;

     . Our Annual Report on Form 10-K for the year ended December 31, 1999; and

     . Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

                         Spinnaker Exploration Company
                          1200 Smith Street, Suite 800
                              Houston, Texas 77002
                             Attention:  Secretary
                                 (713) 759-1770

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of this offering (all of which are to be paid by the selling stockholder) are estimated to be as follows:

Securities and Exchange Commission registration fee...................   $44,102
Legal fees and expenses...............................................      *
Accounting fees and expenses..........................................      *
Blue Sky fees and expenses (including legal fees).....................      *
Printing expenses.....................................................      *
Miscellaneous.........................................................      *
                                                                          -----
     TOTAL............................................................   $  *
                                                                          =====
________________
* To be provided by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

  Spinnaker's bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of Spinnaker.

  As permitted by the DGCL, the certificate of incorporation provides that directors of Spinnaker shall have no personal liability to Spinnaker or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to Spinnaker or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

  In addition, we have entered into indemnification agreements with our directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors, other than liabilities arising from willful misconduct of culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' insurance if available on reasonable terms.

  Howard H. Newman and Jeffrey A. Harris, each directors of Spinnaker and Managing Directors and members of E.M. Warburg, Pincus & Co., LLC and general partners of Warburg, Pincus & Co., are indemnified by affiliates of E.M. Warburg, Pincus & Co., LLC and Warburg, Pincus & Co. against certain liabilities that they may incur as a result of their serving as a director of Spinnaker.

ITEM 16.      EXHIBITS

(a) Exhibits:

  3.1 -- Certificate of Incorporation of Spinnaker, as amended (incorporated herein by reference to Exhibit 3.1 to Spinnaker's Registration Statement on Form S-1 (Registration No. 333-83093))
  3.2   -- Restated Bylaws of Spinnaker (incorporated herein by reference to
           Exhibit 3.2 to Spinnaker's Registration Statement on Form S-1 (Registration No. 333-83093))
  4.1 -- Specimen Common Stock certificate (incorporated herein by reference to Exhibit 4.1 to Spinnaker's Registration Statement of Form S-1 (Registration No. 333-83093))
  5.1*  -- Opinion of Vinson & Elkins L.L.P.
 23.1   -- Consent of Arthur Andersen LLP
 23.2   -- Consent of Ryder Scott Company, L.P.
 23.3*  -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto)
 24.1 -- Power of Attorney (included on the signature page to this Registration Statement)

------

* To be filed by amendment.

ITEM 17.     UNDERTAKINGS

The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 1st day of November, 2000.

                                      SPINNAKER EXPLORATION COMPANY

                                      By:    /s/ ROGER L. JARVIS
                                         ---------------------------------------
                                      Name:  Roger L. Jarvis
                                      Title: Chairman, President and
                                             Chief Executive Officer

     The undersigned directors and officers of Spinnaker Exploration Company ("Spinnaker") do hereby constitute and appoint Roger L. Jarvis and James M. Alexander, and each of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which such person may deem necessary or advisable to enable Spinnaker to comply with the Securities Act of 1933, as amended (the "Act") and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below and any and all amendments hereto; and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 1st day of November, 2000.

                     SIGNATURE                                                        TITLE
                     ---------                                                        -----
/s/ ROGER L. JARVIS                                         Chairman, President and Chief Executive Officer and
---------------------------------------------------         Director (Principal Executive Officer)
Roger L. Jarvis

/s/ JAMES M. ALEXANDER                                      Vice President, Chief Financial Officer and Secretary
---------------------------------------------------         (Principal Financial Officer)
James M. Alexander

/s/ JEFFREY C. ZARUBA                                       Treasurer (Principal Accounting Officer)
---------------------------------------------------
Jeffrey C. Zaruba

/s/ BJARTE BRUHEIM                                          Director
---------------------------------------------------
Bjarte Bruheim

/s/ SHELDON R. ERIKSON                                      Director
---------------------------------------------------
Sheldon R. Erikson

/s/ JEFFREY A. HARRIS                                       Director
---------------------------------------------------
Jeffrey A. Harris

/s/ MICHAEL E. MCMAHON                                      Director
---------------------------------------------------
Michael E. McMahon

/s/ REIDAR MICHAELSEN                                       Director
---------------------------------------------------
Reidar Michaelsen

/s/ HOWARD H. NEWMAN                                        Director
---------------------------------------------------
Howard H. Newman

                               INDEX TO EXHIBITS

  Exhibit
  Number                           Description
  -------                          -----------
   3.1     -- Certificate of Incorporation of Spinnaker, as amended
              (incorporated herein by reference to Exhibit 3.1 to Spinnaker's Registration Statement on Form S-1 (Registration No. 333-83093))
   3.2     -- Restated Bylaws of Spinnaker (incorporated herein by reference to
              Exhibit 3.2 to Spinnaker's Registration Statement on Form S-1 (Registration No. 333-83093))
   4.1     -- Specimen Common Stock certificate (incorporated herein by reference to Exhibit 4.1 to Spinnaker's Registration Statement of Form S-1 (Registration No. 333-83093))
   5.1*    -- Opinion of Vinson & Elkins L.L.P.
  23.1     -- Consent of Arthur Andersen LLP
  23.2     -- Consent of Ryder Scott Company, L.P.
  23.3*    -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto)
  24.1     -- Power of Attorney (included on the signature page to this
              Registration Statement)

-----

* To be filed by amendment.